                                                                    EXHIBIT 10.3

                            SHARE PURCHASE AGREEMENT
                          dated as of December 13, 1996

                                     Between

                       AMERICAN INDUSTRIAL PROPERTIES REIT
                                       and
                            USAA REAL ESTATE COMPANY

                                TABLE OF CONTENTS

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION.............................-1-
      1.1   Definitions......................................................-1-
      1.2   Rules of Construction............................................-8-

SECTION 2.   PURCHASE AND SALE...............................................-8-
      2.1   Purchase and Sale of the Shares..................................-8-
      2.2   Purchase  Price; Payment.........................................-8-
      2.3   The Closing......................................................-8-

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER.........................-9-
      3.1   Organization and Related Matters.................................-9-
      3.2   Capital Stock; Title to Shares...................................-9-
      3.3   Financial Statements............................................-10-
      3.4   SEC Reports.....................................................-11-
      3.5   Authorization; No Conflicts.....................................-12-
      3.6   Legal Proceedings...............................................-12-
      3.7   Compliance with Law and Permits.................................-13-
      3.8   Dividends and Other Distributions...............................-13-
      3.9   Certain Interests...............................................-13-
      3.10  No Brokers or Finders...........................................-14-
      3.11  Employee Benefit Plans..........................................-14-
      3.12  Labor Matters...................................................-15-
      3.13  Properties......................................................-15-
      3.14  Tax Matters.....................................................-17-
      3.15  Material Contracts..............................................-19-
      3.16  Insurance.......................................................-20-
      3.17  Environmental Matters...........................................-20-
      3.18  Trust Records; Accounting Records...............................-21-
      3.19  New York Stock Exchange Listing.................................-21-
      3.20  Disclosure of Facts.............................................-21-

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.........................-21-
      4.1   Organization and Related Matters................................-21-
      4.2   Authorization...................................................-21-
      4.3   No Conflicts....................................................-22-
      4.4   No Brokers or Finders...........................................-22-
      4.5   Legal Proceedings...............................................-22-
      4.6   Investment Representation.......................................-22-
      4.7   Legends; Stop-Transfer Orders...................................-22-
      4.8   Status for REIT Ownership and Income Tests......................-23-

SECTION 5.  COVENANTS WITH RESPECT TO CONDUCT OF SELLER PRIOR TO
      CLOSING...............................................................-23-
      5.1   Access..........................................................-23-
      5.2   Material Adverse Changes; SEC Filings; Reports; Financial
            Statements......................................................-23-
      5.3   Conduct of Business.............................................-24-
      5.4   Prohibition of Solicitation.....................................-26-
      5.5   Notification of Certain Matters.................................-27-
      5.6   Permits and Approvals...........................................-27-

SECTION 6.  ADDITIONAL CONTINUING COVENANTS AND AGREEMENTS..................-28-
      6.1   Use of Proceeds.................................................-28-
      6.2   Appointment of Trust Managers...................................-28-
      6.3   Environmental Matters...........................................-29-
      6.4   Status for REIT Ownership and Income Tests......................-29-
      6.5   Prohibited Transactions.........................................-29-
      6.6   Seller/Buyer Registration Rights Agreement......................-29-
      6.7   REIT Qualification..............................................-29-
      6.8   Services by Buyer...............................................-29-

SECTION 7.  GENERAL CONDITIONS OF PURCHASE..................................-30-
      7.1   No Orders.......................................................-30-
      7.2   Approvals.......................................................-30-
      7.3   Absence of Litigation...........................................-30-
      7.4   New York Stock Exchange.........................................-30-

SECTION 8.  CONDITIONS TO OBLIGATIONS OF BUYER..............................-30-
      8.1   Settlement Agreement............................................-30-
      8.2   Accuracy of Seller's Representations and Warranties.............-30-
      8.3   Performance by Seller...........................................-30-
      8.4   No Material Adverse Change......................................-31-
      8.5   Certification by Seller.........................................-31-
      8.6   Opinion of Seller's Counsel.....................................-31-
      8.7   No Other Business Combination Transaction.......................-31-

SECTION 9.  CONDITIONS TO OBLIGATIONS OF SELLER.............................-31-
      9.1   Settlement Agreement............................................-31-
      9.2   Accuracy of Buyer's Representations and Warranties..............-32-
      9.3   Buyer's Performance.............................................-32-
      9.4   Certification by Buyer..........................................-32-
      9.5   Opinion of Buyer's Counsel......................................-32-

SECTION 10.  TERMINATION OF OBLIGATIONS; SURVIVAL...........................-32-
      10.1  Termination of Agreement........................................-32-

      10.2  Effect of Termination...........................................-33-
      10.3  Survival of Representations and Warranties......................-33-

SECTION 11.   INDEMNIFICATION...............................................-33-
      11.1  Obligations of Seller...........................................-33-
      11.2  Obligations of Buyer............................................-34-
      11.3  Procedure.......................................................-34-
      11.4  Survival........................................................-35-
      11.5  Notice by Seller................................................-35-

SECTION 12.   GENERAL.......................................................-35-
      12.1  Amendments; Waivers.............................................-35-
      12.2  Schedules; Exhibits; Integration................................-35-
      12.3  Best Efforts; Further Assurances................................-36-
      12.4  Governing Law...................................................-36-
      12.5  No Assignment...................................................-36-
      12.6  Headings........................................................-36-
      12.7  Counterparts....................................................-36-
      12.8  Publicity and Reports...........................................-36-
      12.9  Confidentiality.................................................-36-
      12.10 Parties in Interest.............................................-37-
      12.11 Notices.........................................................-37-
      12.12 Expenses........................................................-38-
      12.13 Remedies; Waiver................................................-38-
      12.14 Representation By Counsel; Interpretation.......................-38-
      12.15 Severability....................................................-38-

                                    EXHIBITS

EXHIBIT A   Settlement Agreement
EXHIBIT B   Registration Rights Agreement

                                    SCHEDULES

SCHEDULE 3.1      Jurisdictions; Officers and Trust Managers
SCHEDULE 3.2      Capital Stock; Title to Shares
SCHEDULE 3.3      Additional Liabilities or Contingencies
SCHEDULE 3.5      Permits and Approvals
SCHEDULE 3.6      Litigation
SCHEDULE 3.7      Compliance with Law and Permits
SCHEDULE 3.8      Dividends and Other Distributions
SCHEDULE 3.9      Certain Interests
SCHEDULE 3.11     Seller Benefit Plans
SCHEDULE 3.13     Properties and Encumbrances
SCHEDULE 3.14     Taxes
SCHEDULE 3.15     Material Contracts
SCHEDULE 3.16     Insurance
SCHEDULE 3.17     Environmental Compliance
SCHEDULE 3.18     Trust Records
SCHEDULE 5.3      Conduct of Business
SCHEDULE 8.6      List of Opinions of Seller's Counsel
SCHEDULE 9.5      List of Opinions of Buyer's Counsel

                            SHARE PURCHASE AGREEMENT

      THIS SHARE PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of December 13, 1996, by and between AMERICAN INDUSTRIAL PROPERTIES REIT, a Texas real estate investment trust ("SELLER"), and USAA REAL ESTATE COMPANY, a Delaware corporation ("BUYER").

                                 R E C I T A L S

      A. Seller qualifies and operates as a real estate investment trust for federal income tax purposes.

      B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, a certain number of Seller's Common Shares (as defined herein) upon the terms and subject to the conditions set forth in this Agreement.

      C. The proceeds from the sale of Seller's Common Shares are to be used for the purposes set forth in this Agreement.

                                A G R E E M E N T

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

      1.1 DEFINITIONS. The capitalized terms used in this Agreement, the Exhibits and the Schedules attached hereto shall have the meanings set forth below:

            "ACTION" means any action, complaint, investigation, Suit or other proceeding, whether civil or criminal, in law or in equity, or before any mediator, arbitrator or Governmental Entity.

            "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

            "AGREEMENT" means this Share Purchase Agreement, by and between Seller and Buyer, as amended from time to time pursuant to the terms of this Agreement, together with all Exhibits and all Schedules attached hereto.

            "ALTERNATIVE PROPOSAL" has the meaning set forth in Section 5.4(a) of this Agreement.

            "APPROVAL" means any approval, authorization, consent, qualification or registration, or any waiver of the foregoing, or any notice, statement or other communication required to be filed with or delivered to any Governmental Entity or any other Person.

            "ASSOCIATE" of a Person means

            (i) a corporation or organization (other than Seller or a party to this Agreement) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

            (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and

            (iii) any relative or spouse of such Person who has the same residence as such Person.

            "AUDITED FINANCIAL STATEMENTS" has the meaning set forth in Section 3.3(a) of this Agreement.

            "AUDITORS" means Ernst & Young, LLP, independent public accountants to Seller.

            "BUYER" means USAA Real Estate Company, a Delaware corporation, or permitted assigns.

            "BUYER INDEMNIFIED PARTIES" has the meaning set forth in Section
11.1 of this Agreement.

            "CAPITAL STOCK" means any capital stock, beneficial interest or other equity interest, or any securities convertible into or exchangeable or exercisable for capital stock, beneficial interests or other equity interests, or any other rights, warrants or options to acquire any of the foregoing securities.

            "CHARTER DOCUMENTS" means Seller's Second Amended and Restated Declaration of Trust and Fourth Amended and Restated Bylaws as in effect as of the date of this Agreement.

            "CLOSING" has the meaning set forth in Section 2.3(a) of this Agreement.

            "CLOSING AGREEMENT" shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

            "CLOSING DATE" means the date specified in Section 2.3(a) of this Agreement.

            "CODE" means the Internal Revenue Code of 1986, as amended and, as applicable, the regulations promulgated thereunder.

            "COMMON SHARES" means common shares of beneficial interest, par value $.10 per share, of Seller.

            "CONFIDENTIALITY AGREEMENT" has the meaning set forth in Section 5.4(b) of this Agreement.

            "CONTRACT" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

            "ENCUMBRANCE" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, preferential right, right of first refusal or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except that "Encumbrance" does not include any such item that (i) is reflected in the Audited Financial Statements or (ii) constitutes a statutory lien arising in the ordinary course of business.

            "ENVIRONMENTAL CLAIMS" means any of the following to the extent they relate to, or arise out of, directly or indirectly, Environmental Noncompliance with respect to the Properties or actual or alleged Environmental Conditions or any Notification which may lead to: (i) claims, demands, suits, causes of action for personal injury, death or property damage; (ii) claims for actual or threatened damages to natural resources; (iii) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, response or remedial actions under any Environmental Law;
(iv) a requirement to implement "corrective action" pursuant to any restitution, contribution or equitable indemnity to third parties or any Governmental Entity;
(v) fines, penalties, liens against the Properties; (vi) claims for injunctive relief or other orders or notices of violation from any Governmental Entity; or
(vii) with regard to any present or former employees, tenants or guests, exposure to or injury from Environmental Conditions.

            "ENVIRONMENTAL CONDITIONS" means conditions of the environment, including the ocean, natural resources (including flora and fauna), soil, surface water, ground water, any actual or potential drinking or water supply, subsurface strata, or air, including ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Materials from, in, on, or onto the Properties.

            "ENVIRONMENTAL NONCOMPLIANCE" means any of the following to the extent they are applicable to the Properties or alleged to be applicable to the Properties or to Seller, Subsidiaries or a Seller Partnership: (i) the Release of any Hazardous Material into the environment, any storm drain, sewer, septic system or publicly-owned treatment works, in violation of any effluent or emission limitations, standards or other criteria or guidelines established by any Environmental Law; (ii) any noncompliance of physical structure, equipment, process or premises with the requirements of building or fire codes, zoning or land use regulations or ordinances or conditional use permits; (iii) any noncompliance with federal, state or local requirements governing occupational safety and health;

(iv) any operations, procedures and designs at or on the Properties which do not conform to the statutory or regulatory requirements of any Law (including land use regulations and ordinances) intended to protect public health, welfare and the environment; (v) the failure to have obtained permits, licenses, variances or other governmental authorizations necessary for the legal use and/or operation of any equipment, process or any activity at the Properties; or (vi) the operation and/or use of any process or equipment in violation of any permit condition, schedule of compliance, administrative or court order.

            "ENVIRONMENTAL PERMITS" has the meaning set forth in Section 3.17(a) of this Agreement.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "EVEREN" means EVEREN Securities, Inc.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "GAAP" means generally accepted accounting principles as in effect from time to time.

            "GOVERNMENTAL ENTITY" means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

            "HAZARDOUS MATERIALS" means any substance, matter, material, waste, solid, liquid, gas, or pollutant, the generation, storage, disposal, handling, recycling, Release (or threatened Release) or treatment of which is regulated, prohibited, or limited under: (1) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, as now or hereafter amended ("RCRA") (42 U.S.C. Sections 6901 et seq.); (ii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as now or hereafter amended ("CERCLA") (42 U.S.C. Sections 9601 et seq.); (iii) the Clean Water Act, as now or hereafter amended ("CWA") (33 U.S.C. Sections 1251 et seq.); (iv) the Toxic Substances Control Act, as now or hereafter amended ("TSCA") (15 U.S.C. Sections 2601 et seq.); (v) the Clean Air Act, as now or hereafter amended ("CAA") (42 U.S.C. Sections 7401 et seq.) (RCRA, CERCLA, CWA, TSCA and CAA are collectively referred to herein as the "FEDERAL ENVIRONMENTAL LAWS"); (vi) any local, state or foreign law, statute, regulation, or ordinance analogous to any of the Federal Environmental Laws; or (vii) any other federal, state, local, or foreign law (including any common law), statute, regulation, or ordinance regulating, prohibiting, or otherwise restricting the placement, Release, threatened Release, generation, treatment, or disposal upon or into any environmental media of any substance, pollutant, or waste which is now or hereafter classified or considered to be hazardous or toxic to human health or the environment. All of the laws, statutes, regulations and ordinances referred to in subsections (vi) and (vii) above, together with the Federal Environmental Laws, are collectively referred to herein as

"ENVIRONMENTAL LAWS." The term "HAZARDOUS MATERIALS" shall also include: (a) gasoline, diesel fuel, fuel oil, motor oil, waste oil, and any other petroleum hydrocarbons, including any additives or other by-products associated therewith;
(b) "friable" asbestos (as the term "friable" is defined under 40 C.F.R. Section 61.141) and friable asbestos-containing materials in any form; (c) polychlorinated biphenyls; or (d) any substance the presence of which on the Properties, (x) requires reporting or remediation under any Environmental Law,
(y) causes or threatens to cause a nuisance on the Properties or poses or threatens to pose a hazard to the health or safety of persons on the Properties, or (z) which, if it emanated or migrated from the Properties, could constitute a trespass, nuisance or health or safety hazard to persons on adjacent property.

            "INDEMNIFIABLE CLAIM" means any Loss for or against which any Person is entitled to indemnification under this Agreement; "INDEMNIFIED PARTY" means the party entitled to indemnity hereunder and their successors, assigns, and heirs; and "INDEMNIFYING PARTY" means the Person obligated to provide indemnification hereunder and its successors and assigns.

            "INITIAL REIT YEAR" has the meaning set forth in Section 3.14(c) of this Agreement.

            "LAW" means any constitutional provision, statute or other law, rule, regulation or interpretation of any thereof and any Order of any Governmental Entity (including Environmental Laws, including, without limitation, the Americans with Disabilities Act).

            "LOSS" means any claim, amount paid in settlement, cost, damage (including, without limitation, consequential damage), disbursement, expense (including legal fees and expenses), liability, loss, deficiency, diminution in value or obligation.

            "MATERIAL CONTRACT" means any Contract to which Seller, any Subsidiary or any Seller Partnership is a party or by which any such Person or any of their respective Properties are bound that currently is in effect and (a) after December 31, 1995 obligates Seller, any Subsidiary or any Seller Partnership to pay an amount equal to $100,000 or more, (b) is one of the group of Tenant Leases that is anticipated by Seller to produce 66 2/3% of Seller's gross income during the fiscal year ending December 31, 1997, such group of Tenant Leases calculated beginning with the Tenant Lease that is anticipated to produce the most gross income during such period and thereafter in descending order of magnitude of gross income anticipated to be earned during such period under each other Tenant Lease until such percentage of gross income is reached,
(c) is a Tenant Lease involving the lease of space in excess of 10,000 square feet for any Property, (d) other than any Tenant Lease, has an unexpired term as of December 31, 1995 in excess of five (5) years, (e) other than any Tenant Lease, contains a covenant not to compete or otherwise significantly restricts business activities of Seller, any Subsidiary or any Seller Partnership, (f) provides for the extension of credit by Seller, any Subsidiary or any Seller Partnership or a line of credit to Seller, any Subsidiary or any Seller Partnership in excess of $50,000, (g) provides for a guaranty or indemnity by Seller, any Subsidiary or any Seller Partnership, (h) grants a power of attorney, agency or similar authority to another Person, (i) contains an option to purchase or a right of first refusal relating to any of the Properties, (j) relates to the sale or issuance of any equity securities of Seller or securities exercisable for or convertible into any equity securities of Seller, or (k) any other Contract that is not within the general descriptions of clauses (a) through (j) (i.e., is not a Tenant Lease or within any of the other general categories listed above) but is material to the business, financial condition, assets, results of operations or prospects of Seller, Subsidiaries or Seller Partnerships.

            "NOTIFICATION" means any summons, citation, directive, order, claim, litigation, pleading, investigation, proceeding, judgment, letter or any other written or oral communication from any Governmental Entity, any entity or any individual, concerning any intentional or unintentional act or omission which has resulted in or which may result in any Environmental Noncompliance or Environmental Claim.

            "ORDER" means any decree, injunction, judgment, order, ruling, assessment or writ.

            "PERMIT" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

            "PERSON" means an association, a corporation, an individual, a partnership, a joint venture, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

            "PROPERTIES" means the real property owned or leased by Seller, Subsidiaries and Seller Partnerships listed on Schedule 3.13 hereto.

            "PURCHASE PRICE" has the meaning set forth in Section 2.2 of this Agreement.

            "PURE WORLD LITIGATION" means that case pending in the United States District Court for the Northern District of Texas Dallas Division, Civil No. 3:96-CV-0068-H, involving Seller, Pure World, Inc., Robert Strougo, et. al.

            "REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement between Buyer and Seller to be executed contemporaneously with the Closing.

            "REIT" has the meaning set forth in Section 3.14(b) of this Agreement.

            "RELEASE" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, seeping, infiltrating, draining or dumping of any Hazardous Material. This term shall be interpreted to include both the present and past tense, as appropriate.

            "SCHEDULE" means any schedule attached to this Agreement.

            "SEC" means the Securities and Exchange Commission or any successor entity.

            "SEC FILINGS" has the meaning set forth in Section 3.4 of this Agreement.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SELLER" means American Industrial Properties REIT, a Texas real estate investment trust.

            "SELLER BENEFIT PLANS" has the meaning set forth in Section 3.11 of this Agreement.

            "SELLER INDEMNIFIED PARTIES" has the meaning set forth in Section
11.2 of this Agreement.

            "SELLER PARTNERSHIPS" has the meaning set forth in Section 3.1 of this Agreement.

            "SELLER PERMITS" has the meaning set forth in Section 3.7(b) of this Agreement.

            "SETTLEMENT AGREEMENT" shall mean the settlement agreement by and among Seller, Charles W. Wolcott and William H. Bricker on the one hand and Pure World, Inc., Paul O. Koether and Robert Strougo on the other hand attached hereto as Exhibit A.

            "SHARES" has the meaning set forth in Section 2.1 of this Agreement.

            "SUBSIDIARIES" has the meaning set forth in Section 3.1 of this Agreement.

            "TAXES" has the meaning set forth in Section 3.14(a) of this Agreement.

            "TAX RETURN" has the meaning set forth in Section 3.14(b) of this Agreement.

            "TENANT LEASES" has the meaning set forth in Section 3.13(b) of this Agreement.

            "TRUST MANAGERS" means the Trust Managers of Seller.

            "UNAUDITED FINANCIAL STATEMENTS" has the meaning set forth in
Section 3.3(b) of this Agreement.

            "USAA GROUP" means United Services Automobile Association, a reciprocal interinsurance exchange under the Texas Insurance Code ("USAA"), and, as designated by USAA from time to time, any entity in which USAA directly or indirectly owns 100% of the issued and outstanding equity securities.

      1.2 RULES OF CONSTRUCTION. This Agreement shall be construed in accordance with the following rules of construction:

      (a) the terms defined in this Agreement include the plural as well as the singular;

      (b) all accounting terms not otherwise defined herein have the meanings given such terms under GAAP;

      (c) all references in the Agreement to designated "Sections " and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement;

      (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

      (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

      (f) the words "includes" and "including" are not limiting; and

      (g) knowledge of any Subsidiary or any Seller Partnership shall be deemed to be knowledge of Seller.

SECTION 2.   PURCHASE AND SALE

      2.1 PURCHASE AND SALE OF THE SHARES. Subject to the terms and conditions set forth herein, on the Closing Date, Seller shall issue to Buyer, and Buyer shall purchase from Seller, an aggregate of 924,600 Common Shares (the "SHARES").

      2.2 PURCHASE PRICE; PAYMENT. The cash purchase price for each Common Share shall be $2.75 per Common Share, and the aggregate cash purchase price for the Shares (the "PURCHASE PRICE") shall be Two Million Five Hundred Forty-Two Thousand Six Hundred Fifty Dollars ($2,542,650), payable on the Closing Date by wire transfer of immediately available funds to an account designated by Seller.

      2.3 THE CLOSING.

      (a) The closing of the purchase and sale of the Shares (the "CLOSING") will take place at 10:00 a.m. at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., counsel to Seller, on the same day or within one (1) business day of final approval of the settlement of the Pure World Litigation by the court overseeing such settlement (the "CLOSING DATE").

      (b) At the Closing, Seller shall deliver to Buyer the certificate or certificates evidencing the Shares. In addition, all other actions shall be taken and all other documents shall be delivered which are necessary to consummate the purchase and sale of the Shares, other than such actions and documents as are to be taken or delivered at another date, as specifically provided in this Agreement.

      (c) At the Closing, Buyer shall pay and deliver to Seller the Purchase Price in the manner set forth in Section 2.2 above.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to, and agrees with, Buyer as follows:

      3.1 ORGANIZATION AND RELATED MATTERS. Seller is duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has all necessary power and authority to execute, deliver and perform this Agreement. Schedule 3.1 lists all Subsidiaries (the "SUBSIDIARIES") and all Seller Partnerships (the "SELLER PARTNERSHIPS") of Seller and correctly sets forth Seller's ownership interest therein, the jurisdiction in which each Subsidiary and each Seller Partnership is organized and each jurisdiction in which Seller, each Subsidiary and each Seller Partnership is and is required to be qualified or licensed to do business as a foreign Person. Each Subsidiary and each Seller Partnership is duly organized, validly existing and, with respect to each Subsidiary, in good standing under the laws of the jurisdiction of its incorporation or organization. Seller, Subsidiaries and Seller Partnerships have all necessary power (whether corporate, partnership or other power, as applicable) and authority to own their respective properties and assets and to carry on their respective businesses as now conducted. Seller, Subsidiaries and Seller Partnerships are duly qualified or licensed to do business as foreign Persons in good standing in all jurisdictions in which the character or the location of the assets owned or leased by any of them or the nature of the business conducted by any of them requires licensing or qualification, except where the failure to be so qualified or licensed is not and will not be material to their respective businesses, financial condition, assets, results of operations or prospects. Schedule 3.1 correctly lists the current Trust Managers, directors, general partners and executive officers of Seller, Subsidiaries and Seller Partnerships. True, correct and complete copies of the Charter Documents and the charter or organizational documents of Subsidiaries and Seller Partnerships (including the declaration of trust, articles or certificate of incorporation, bylaws and partnership agreements, as applicable) as in effect on the date hereof have been delivered to Buyer. Seller is registered and is a reporting company under the Exchange Act. Neither any Subsidiary nor any Seller Partnership is registered or is a reporting company under the Exchange Act. Except as listed on Schedule 3.1, Seller does not directly or indirectly own or control any equity interest in any Person.

      3.2 CAPITAL STOCK; TITLE TO SHARES. The authorized Capital Stock of Seller consists of 10,000,000 Common Shares of which 9,075,400 Common Shares are issued and outstanding. Seller owns all of the outstanding Capital Stock of Subsidiaries free and clear of any Encumbrances, equities and claims except as specified in Schedule 3.2. Seller owns the equity interest in each Seller Partnership free and clear of any Encumbrances, equities and claims except as specified in Schedule 3.2. No Common Shares or Capital Stock of any Subsidiary are held in treasury. Except as set forth in Schedule 3.2 or as contemplated in this Agreement, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Common Shares, any Capital Stock of any Subsidiary or any Seller Partnership or to restructure or recapitalize Seller, any Subsidiary or any Seller Partnership. Except as set forth in Schedule 3.2, there are no outstanding Contracts of Seller, any Subsidiary or any Seller Partnership to repurchase, redeem or otherwise acquire any of their respective Common Shares or Capital Stock, as applicable. No bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having general voting rights) of Seller, any Subsidiary or any Seller Partnership are issued or outstanding. There are no voting trusts or other agreements or understandings to which Seller, any Subsidiary or any Seller Partnership is a party or is bound, or to the knowledge of Seller, to which any other Person is a party or is bound, with respect to the voting of the Common Shares or the Capital Stock of any Subsidiary or any Seller Partnership. All issued and outstanding Common Shares and Capital Stock of all Subsidiaries and Seller Partnerships were duly authorized and validly issued at the time of issuance and are fully paid and nonassessable. There are no preemptive rights in respect of any Common Shares or Capital Stock of any Subsidiary or any Seller Partnership. Upon the issuance of the Shares to Buyer at the Closing, the Shares will have been validly issued and be validly outstanding, fully paid and nonassessable, and the issuance of such Shares is not and will not be subject to preemptive rights of any other shareholder of Seller. Buyer shall receive good and marketable title to the Shares, free and clear of all Encumbrances, except for restrictions on the transferability of the Shares set forth in the Charter Documents or generally imposed on securities under federal and state securities laws. Such Shares will rank equally with all other Common Shares of Seller with respect to priority in payment of dividends and the distribution of assets upon any liquidation of Seller, and there are no shares of any class of Capital Stock of Seller having any priority in respect thereof.

      3.3 FINANCIAL STATEMENTS.

      (a) AUDITED FINANCIAL STATEMENTS. Seller has delivered to Buyer the consolidated balance sheets of Seller (which reflect the financial position of all Subsidiaries and Seller Partnerships), as of December 31, 1993, 1994 and 1995, and the respective related consolidated statements of operations, cash flows and stockholders' equity for the periods then ended (collectively, the "AUDITED FINANCIAL STATEMENTS"). The Audited Financial Statements have been examined by the Auditors whose report thereon is attached to such financial statements. All Audited Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, disclosed therein). The Audited Financial Statements present fairly, in all material respects, the consolidated financial condition and results of operations of Seller, Subsidiaries and Seller Partnerships as of their respective dates and periods. Since December 31, 1995, there has been no change in the significant accounting policies or procedures of Seller, any Subsidiary or any Seller Partnership. Seller has not received any annual management letters from the Auditors since March 29, 1996.

      (b) UNAUDITED FINANCIAL STATEMENTS. Seller has delivered to Buyer the consolidated balance sheets of Seller (which reflect the financial position of all Subsidiaries and Seller Partnerships), as of March 31, June 30 and September 30, 1996, and the respective related consolidated statements of operations, cash flows and stockholders' equity for the periods then ended (collectively, the "UNAUDITED FINANCIAL STATEMENTS"). All Unaudited Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, disclosed therein). The Unaudited Financial Statements present fairly, in all material respects, the consolidated financial condition and results of operations of Seller, Subsidiaries and Seller Partnerships as of their respective dates and periods.

      (c) NO MATERIAL ADVERSE CHANGES. Since September 30, 1996, except as set forth in Schedule 3.3, specifically contemplated by this Agreement, specifically disclosed in any SEC Filings filed since September 30, 1996 and prior to the date of this Agreement (copies of which have been provided to Buyer), and except the settlement of the Pure World Litigation, Seller, Subsidiaries and Seller Partnerships have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, whether or not in the ordinary course of business, there has not been, occurred or arisen:

              (i) any change in or event affecting the business of Seller, Subsidiaries and Seller Partnerships that has had a material adverse effect on such business or any materially adverse change or trend in the business, financial condition, assets, results of operations or prospects of Seller, Subsidiaries or Seller Partnerships, or

              (ii) any condition or action which would be proscribed by (or require consent under) Section 5.3 had it existed, occurred or arisen after the date of this Agreement, or

              (iii) any casualty, loss, damage or destruction of any real property of Seller, any Subsidiary or any Seller Partnership that has involved or may involve a Loss (whether or not covered by insurance) to Seller, any Subsidiary or any Seller Partnership of more than $100,000 individually, or $300,000 in the aggregate.

      (d) NO OTHER LIABILITIES OR CONTINGENCIES. Neither Seller nor any Subsidiary nor any Seller Partnership has any material liability of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except liabilities that (i) were incurred after September 30, 1996 in the ordinary course of business in a manner consistent with past practice and are not material in amount or which involve the Pure World Litigation, or (ii) are set forth in Schedule 3.3 hereto.

      3.4 SEC REPORTS. Seller has filed with the SEC all forms, reports, statements, including registration statements, and other material documents, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC since December 31, 1993. Such forms, reports, statements, including registration statements, and other material documents required to be filed with the SEC by Seller since December 31, 1993 are collectively referred to in this Agreement as the "SEC FILINGS." Seller has made available to Buyer all SEC Filings. As of their respective dates, (x) each of the SEC Filings, including the financial statements contained therein, was true and complete in all material respects,
(y) each of the SEC Filings, including the financial statements contained therein, complied in all material respects with the Securities Act and Exchange Act, as applicable, and the rules and regulations promulgated thereunder, and
(z) none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.5 AUTHORIZATION; NO CONFLICTS. Seller has the requisite power and authority to enter into this Agreement and the Registration Rights Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by the Trust Managers and by all other necessary action on the part of Seller, and no other proceedings on the part of Seller (including Trust Manager and shareholder approval) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. Except as set forth in Schedule 3.5, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (i) conflict with or result in the breach of any provisions of, or trigger any preferential rights under, the Charter Documents or the charter or organizational documents of Subsidiaries or Seller Partnerships, (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any Seller Benefit Plans or any grant or award thereunder or any employment or consulting agreement or arrangement of Seller, any Subsidiary or any Seller Partnership,
(iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the creation of any Encumbrance upon any Properties under, result in the triggering of any rights under, or result in being declared void, voidable or without further binding effect, any of the terms or provisions of any Material Contract of Seller, any Subsidiary or any Seller Partnership or (iv) violate any Law. Schedule 3.5 lists all Permits and Approvals required to be obtained by Seller, Subsidiaries and Seller Partnerships to consummate the transactions contemplated hereby. Except for matters identified in Schedule 3.5 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby will not require the consent, authorization or approval of filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity under the terms of any applicable Laws or Material Contracts of Seller, Subsidiaries or Seller Partnerships.

      3.6 LEGAL PROCEEDINGS. Except as set forth in Schedule 3.6 and except with respect to the Pure World Litigation, there is no Order or Action pending, or to the knowledge of Seller threatened, against or affecting Seller, any Subsidiary, any Seller Partnership, any Trust Manager in his capacity as a trust manager of Seller or any of the Properties which (i) questions the validity of this Agreement, the Registration Rights Agreement, the Settlement Agreement or any action taken or to be taken pursuant hereto or thereto, or (ii) individually or when aggregated with one or more other Orders or Actions has, or if determined adversely will have, a material adverse effect on the business, financial condition, assets, results of operations or prospects of Seller, any Subsidiary or any Seller Partnership or on Seller's ability to perform this Agreement. To Seller's knowledge, Schedule 3.6 lists each Order and each Action that (i) involves a claim or potential claim of aggregate liability in excess of $50,000 against Seller, any Subsidiary or any Seller Partnership that is not covered by insurance, (ii) involves a claim or potential claim of aggregate liability brought by Seller, any Subsidiary or any Seller Partnership against a tenant under any Tenant Lease which Tenant Lease obligates such tenant to pay rent to Seller, any Subsidiary or any Seller Partnership during the year ending December 31, 1996 in an amount equal to or in excess of $150,000, or (iii) that enjoins or seeks to enjoin any activity by Seller, any Subsidiary or any Seller Partnership. There is no matter as to which Seller, any Subsidiary or any Seller Partnership has received any notice, claim or assertion in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by Seller, any Subsidiary or any Seller Partnership.

      3.7 COMPLIANCE WITH LAW AND PERMITS.

      (a) Seller, Subsidiaries and Seller Partnerships are organized and have conducted their respective businesses in accordance with applicable Laws, neither Seller nor any Subsidiaries or Seller Partnerships has received any notice of violation of any Laws which remains uncorrected, and the respective forms, procedures and practices of Seller, Subsidiaries and Seller Partnerships are in compliance with all such Laws, to the extent applicable, the violation of which would have a material adverse effect on the respective businesses, financial condition, assets, results of operations or prospects of Seller, Subsidiaries and Seller Partnerships.

      (b) Except as set forth in Schedule 3.7, Seller, Subsidiaries and Seller Partnerships hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "SELLER PERMITS") and Seller, Subsidiaries and Seller Partnerships are in compliance with the terms of the Seller Permits relating to each such Person, except where the failure to hold such Seller Permits or be in compliance therewith would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, assets, results of operations or prospects of Seller, Subsidiaries or Seller Partnerships. Seller has made available to Buyer correct and complete copies of all Seller Permits. Except as set forth in Schedule 3.7, to the knowledge of the Seller, no investigation or review by any Governmental Entity with respect to the Seller Permits is pending or threatened.

      3.8 DIVIDENDS AND OTHER DISTRIBUTIONS. Except as set forth in Schedule 3.8, there has been no dividend or other distribution of assets or securities by Seller or Seller Partnerships (other than Seller Partnerships in which Seller owns 100% beneficial interest) whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of Seller subsequent to the date of the Audited Financial Statements.

      3.9 CERTAIN INTERESTS. Except as set forth in Schedule 3.1 and Schedule 3.9, no Affiliate of Seller, any Subsidiary or any Seller Partnership, nor any of their respective officers, Trust Managers, directors or partners, nor any Associate of any such individual, has any material interest in any property used in or pertaining to the respective businesses of Seller, any Subsidiary or any Seller Partnership. Except as set forth in Schedule 3.1 and Schedule 3.9, no such Person is indebted or otherwise obligated to Seller, any Subsidiary or any Seller Partnership. Except as set forth in Schedule 3.9, Seller, Subsidiaries and Seller Partnerships are not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. Except as set forth in Schedule 3.1 and
Schedule 3.9, there are no material transactions between Seller, any Subsidiary or any Seller Partnership and any Affiliate of Seller, any Subsidiary or any Seller Partnership or any Associate of any such Affiliate that have continuing obligations of any party thereunder. Except as set forth in Schedule 3.9, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any compensation or severance or other payment or benefit arising or becoming due from Seller, any Subsidiary or any Seller Partnership or any of its assigns to any Person.

      3.10 NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions except for a fee payable to EVEREN.

      3.11 EMPLOYEE BENEFIT PLANS. Schedule 3.11 lists all employee benefit plans and collective bargaining, labor and employment agreements or other similar benefit arrangements to which either Seller, any Subsidiary, or any Seller Partnership is a party or by which either Seller, any Subsidiary, or any Seller Partnership is bound (collectively, the "SELLER BENEFIT PLANS"), including (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors, trust managers or agents, including benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance,
(iii) any employment agreement not terminable on 30 days (or less) written notice or (iv) any other "employee benefit plan" within the meaning of Section 3(3) of ERISA. True and complete copies of the Seller Benefit Plans, current descriptive booklets and summary plan descriptions of the Seller Benefit Plans, any relevant trust agreements or insurance policies or contracts and, if applicable, the most recent annual return on Form 5500 (or equivalent form) have been made available to Buyer. To the extent applicable, the Seller Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code. Except as set forth in Schedule 3.11, no Seller Benefit Plan is or is intended to be a stock bonus, pension or profit-sharing plan within the meaning of
Section 401(a) of the Code. Neither any Seller Benefit Plan nor Seller, any Subsidiary, or any Seller Partnership has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each Seller Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. Except as set forth in Schedule 3.11, there are no pending, or to the knowledge of Seller threatened, claims (other than pursuant to the terms of any such plan) against or otherwise involving any of the Seller Benefit Plans and no Action has been brought against or with respect to any Seller Benefit Plan, and neither Seller nor any Subsidiary nor any Seller Partnership has incurred any liability to any party with respect to any Seller Benefit Plan. All contributions required to be made to the Seller Benefit Plans have been made or provided for. Except as set forth in Schedule 3.11, neither Seller nor any Subsidiary nor any Seller Partnership maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and neither Seller nor any Subsidiary nor any Seller Partnership has represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as set forth in
Schedule 3.11, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Seller Benefit Plan or other policy, arrangement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. No Seller Benefit Plan is subject to Title IV of ERISA and neither Seller nor any Subsidiary nor any Seller Partnership has, within six years prior to the date of this Agreement, contributed to or had any obligation to contribute to any employee benefit plan subject to Title IV of ERISA. For purposes of this Section 3.11, (i) the term "Seller" includes any entity required to be aggregated with the Seller pursuant to Code Section 414(b), (c), (m) or (o) and (ii) provisions of ERISA or the Code include regulations prescribed under such provisions.

      3.12 LABOR MATTERS. Neither Seller nor any Subsidiary nor any Seller Partnership is a party to or bound by any collective bargaining or other labor union contracts. There is no pending or, to the knowledge of Seller, threatened labor dispute, strike or work stoppage against Seller, any Subsidiary, or any Seller Partnership. Neither Seller nor any Subsidiary nor any Seller Partnership, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of Seller, each Subsidiary, and each Seller Partnership, and there is no pending or, to the knowledge of Seller, threatened charge or complaint against Seller, any Subsidiary, or any Seller Partnership by the National Labor Relations Board or any comparable state agency. Seller, Subsidiaries, and Seller Partnerships are in compliance with all applicable Laws respecting employment, consulting, employment practices, wages, hours, and terms and conditions of employment.

      3.13 PROPERTIES.

      (a) Schedule 3.13 contains a complete and correct list of all real property owned or leased by Seller, each Subsidiary and each Seller Partnership (collectively, the "PROPERTIES"). Except as set forth in Schedule 3.13, Seller, Subsidiary or Seller Partnership, as applicable, owns good and indefeasible title to each Property, including the land and all improvements, all personalty and the Tenant Leases (as hereinafter defined). Except as set forth in Schedule 3.13, the Properties are free and clear of all Encumbrances of any nature, except for (i) liens for real property taxes or similar assessments not yet due and payable, (ii) easements for utilities servicing the Properties and (iii) such Encumbrances as do not materially detract from or interfere with the present use of the Properties subject thereto or affected thereby, or otherwise materially impair the use or value of such Properties.

      (b) Seller has delivered to Buyer a true, correct and complete copy of a rent roll with respect to each Property setting forth, among other matters, the term (commencement or renewal date and expiration date) of each lease with respect to the Properties (collectively, the "TENANT LEASES"), the square feet for each of the Tenant Leases, the monthly base rental rates for each of the Tenant Leases and the security deposits for each of the Tenant Leases. Other than the Tenant Leases, no party has been granted any license, lease or other material right relating to the use or possession of the Properties which is material to the use or value of the Properties. Except as set forth in Schedule 3.13, all of the Tenant Leases are valid and subsisting and in full force and effect with respect to Seller, Subsidiaries and Seller Partnerships and, to Seller's knowledge, with respect to any other party thereto, and no tenant of the Properties is more than 30 days delinquent on its rental as of October 31, 1996 except as set forth in Schedule 3.13. To Seller's knowledge, no tenant of the Properties has initiated or threatened bankruptcy since January 1, 1996. No tenant of the Properties is an Affiliate or Associate of Seller, any Subsidiary or any Seller Partnership. Except as set forth in Schedule 3.13, there are no contracts or other material obligations outstanding for the sale, exchange or transfer of the Properties or any portion thereof. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorship or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws filed by, or pending against, Seller, Subsidiaries, Seller Partnerships or the Properties. Except as set forth in
Schedule 3.13, since January 1, 1996, no tenants have terminated their leases prior to expiration and, to Seller's knowledge, have no intent to do so.

      (c) Except as set forth in Schedule 3.13 there is no pending condemnation or similar proceeding affecting the land, the improvements or the personalty situated at the Properties or any portion thereof, and neither Seller nor any Subsidiary nor any Seller Partnership has received any written notice and has no knowledge that any such proceeding is contemplated.

      (d) The continued ownership, operation, use and occupancy of the land or the improvements thereon do not violate any zoning, building, administrative or other law, ordinance, order or regulation or any restrictive covenant applicable to the Properties, the violation of which would have a material adverse effect on the business, financial condition, assets, results of operations or prospects of Seller, Subsidiaries or Seller Partnerships, as applicable, and no written notice of any such violation has been received by Seller, any Subsidiary or any Seller Partnership from any Governmental Entity.

      (e) Seller, Subsidiaries or Seller Partnerships, as applicable, currently has in place title, liability, casualty and other insurance coverage with respect to the Properties in such amounts as are reasonable and customary for properties similar to the Properties. Each of such policies is in full force and effect, and all premiums due and payable thereunder have been, and on the Closing Date will be, fully paid when due. No notice of cancellation has been received, or to the knowledge of Seller threatened, with respect thereto.

      (f) Except as set forth in Schedule 3.13, there is no Action pending, or to the knowledge of Seller contemplated, by any Governmental Entity or third party to levy any special assessments against the Properties that, if successful, would have a material adverse effect on the business, financial condition, assets, results of operations or prospects of Seller.

      (g) To Seller's knowledge, each unsatisfied brokerage obligation that is in excess of $25,000 with respect to the Properties is set forth on Schedule 3.13.

      (h) To Seller's knowledge and except as set forth on Schedule 3.13, no capital expenditures are contemplated by Seller to be incurred by Seller, any Subsidiary or any Seller Partnership within twelve months after the date of this Agreement in excess of $50,000 per Property with respect to any Property.

      (i) Except as set forth in Schedule 3.13, all management contracts with respect to the Properties are terminable by Seller on 30 days notice.

      (j) To Seller's knowledge, except for customary easements for access to building systems or utilities and except as set forth in Schedule 3.13, each Property is an independent unit which does not now rely on any facilities (other than facilities of municipalities or public utilities) located on any property that is not part of the Property for the furnishing to the Property of any essential building systems or utilities (including drainage facilities, catch basins and retention ponds) that if the owner of the Property could not avail the use of which, would materially detract from the value of the Property or materially interfere with the use of the Property.

      3.14 TAX MATTERS.

      (a) For purposes of this Agreement, "TAXES" means any federal (including, without limitation, tax on its undistributed taxable income, alternative minimum tax, tax on certain sale proceeds or other nonqualifying income from foreclosure property or on income from prohibited transactions, and any taxes imposed upon Seller, Subsidiaries or Seller Partnerships under Section 857 or Section 4981 of the Code), state, county, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, license, estimated, or withholding taxes or charges imposed by any Governmental Entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

      (b) For purposes of this Agreement, "TAX RETURN" means a report, return or other information required to be filed with or supplied to a Governmental Entity with respect to Taxes including, without limitation, any notices or information reports or returns required to be filed by Seller, Subsidiaries or Seller Partnerships with respect to their respective operations, income, assets and shareholders or partners in order to maintain Seller's status as a real estate investment trust ("REIT") under the Code.

      (c) Seller elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for its taxable year ended December 31, 1985 (the "INITIAL REIT YEAR"). Seller, since the Initial REIT Year through the end of the immediately preceding taxable year, has always qualified as a REIT under the Code. At all times from and after the Initial REIT Year to the date hereof, Seller has complied with, and through the Closing Date will comply with, all applicable Code and regulatory requirements necessary to maintain its qualification as a REIT under the Code and has otherwise operated, and through the Closing Date will have otherwise operated, in the manner necessary to maintain its qualification as a REIT under the Code. No dividend will be required to be distributed before December 31, 1996 in order for Seller to maintain its qualification as a REIT under the Code.

      (d) Except as disclosed in Schedule 3.14, Seller, Subsidiaries and Seller Partnerships have (i) filed all Tax Returns required to be filed by applicable Law since December 31, 1990, and all such Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be in all material respects) true, complete and correct and filed on a timely basis and (ii) within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all material Taxes that were or are due and payable.

      (e) Except as set forth in Schedule 3.14, Seller, Subsidiaries and Seller Partnerships have established (and until the Closing Date will maintain) on their respective books and records reserves adequate to pay all Taxes of Seller, Subsidiaries and Seller Partnerships not yet due and payable in accordance with GAAP which are reflected in the Audited Financial Statements and Unaudited Financial Statements to the extent required by GAAP.

      (f) Except as disclosed in Schedule 3.14, as of the date hereof, there are no, and, as of the Closing Date, there will be no, material Tax liens upon the assets of Seller, Subsidiaries and Seller Partnerships, except liens for Taxes not yet due.

      (g) Except as disclosed in Schedule 3.14, Seller, Subsidiaries, and Seller Partnerships have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all material amounts required by applicable Law.

      (h) Except as disclosed in Schedule 3.14, Seller, Subsidiaries and Seller Partnerships have not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

      (i) No notice of any material deficiency for any Taxes has been received by Seller, any Subsidiary or any Seller Partnership that has not been resolved and paid in full or otherwise settled, no audits or other administrative proceedings or court proceedings are presently pending or, to Seller's knowledge, threatened with regard to any Taxes or Tax Returns of Seller, Subsidiaries or Seller Partnerships, and no notice of any material claim has been received by Seller, any Subsidiary or any Seller Partnership from any authority in a jurisdiction where Seller, Subsidiaries or Seller Partnerships do not file Tax Returns that Seller, any Subsidiary or any Seller Partnership is or may be subject to Tax in that jurisdiction.

      (j) Seller, Subsidiaries and Seller Partnerships have not received a Tax Ruling or entered into a Closing Agreement with the Internal Revenue Service that would have any continuing effect after the Closing Date.

      (k) Seller has made available (or, with respect to all Tax Returns filed after the date hereof, will make available) to Buyer complete and accurate copies of all Tax Returns, and amendments thereto, filed by Seller, any Subsidiary or any Seller Partnership for all taxable periods or years ending on or prior to the Closing Date.

      (l) Neither Seller nor any Subsidiary nor any Seller Partnership is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in federal income tax accounting method (other than a change of federal income tax accounting method required as a result of a change in law) initiated by Seller, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

      (m) Seller has made available to Buyer all relevant information with respect to the federal income tax net operating loss carryovers of Seller as of December 31, 1995, based on the federal income Tax Returns filed by Seller as of such date.

      (n) For all taxable years from and including its Initial REIT Year through the Closing Date, (i) Seller has maintained permanent records containing the information required to be maintained by Code Section 857(a)(2) and Treasury Regulation Sections 1.857-(8)(a), 1.857-8(c) and 1.857-8(e) and (ii) Seller has demanded the written statements from its shareholders required by Treasury Regulation Section 1.857-8(d) in accordance with Treasury Regulation Section 1.857- 8(e).

      3.15 MATERIAL CONTRACTS. Schedule 3.15 sets forth an accurate list of all Material Contracts of Seller, Subsidiaries and Seller Partnerships. Seller has made available to Buyer complete and correct copies of all Material Contracts. All Material Contracts are in full force and effect. Except as set forth in
Schedule 3.15, Seller, Subsidiaries and Seller Partnerships are not in violation of or default in any material respect (nor is there any waiver in effect of any event that would constitute a default but for such waiver) under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, any Material Contract. Except as set forth in Schedule 3.15, to the knowledge of Seller, no other party to any Material Contract is in breach of the terms, provisions and conditions of such Material Contract and no other party to any Material Contract has notified Seller, any Subsidiary or any Seller Partnership that it intends to terminate or modify a Material Contract.

      3.16 INSURANCE. Schedule 3.16 sets forth a complete and correct list of all insurance policies, except for title insurance policies, currently in force insuring against risks of Seller, Subsidiaries and Seller Partnerships. Seller, Subsidiaries and Seller Partnerships are in compliance with the terms of such policies applicable to them and there are no claims by Seller, any Subsidiary or any Seller Partnership under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause.

      3.17 ENVIRONMENTAL MATTERS.

      (a) Except as set forth in the documentation provided to Seller pursuant to Section 3.17(b) and in Schedule 3.17, there is no material Environmental Noncompliance with respect to any Property and there are no material Environmental Claims with respect to any Property or the Seller, any Subsidiary or any Seller Partnership or, to the knowledge of Seller, any tenants under any of the Tenant Leases. All material permits, consents, licenses, certificates, approvals, registrations, and authorizations in connection with environmental matters (collectively, "ENVIRONMENTAL PERMITS") which are required by any Law have been obtained and are valid. The Properties (and all uses thereof and operations conducted thereon) comply in all material respects with all Environmental Permits. All operations on or at the Properties conducted by Seller are and have been conducted in all material respects in compliance with applicable Environmental Laws. Except as set forth in the documentation provided to Seller pursuant to Section 3.17(b) and in Schedule 3.17, Seller has not received any Notification from any Governmental Entity seeking any information or alleging any violation of any Law regarding Environmental Conditions. Except as set forth in the documentation provided to Seller pursuant to Section 3.17(b) and in Schedule 3.17, Seller has not caused or given its verbal or written authorization to cause, and has no knowledge of, any Release of any Hazardous Materials on-site or off-site of the Properties in violation of any Environmental Law.

      (b) Seller has made available to Buyer true, correct, and complete copies of all written reports of any environmental assessment, compliance or regulatory audit, inspection, or investigation of the Properties in its possession, and Seller has not received any other written report containing any evidence of Environmental Noncompliance.

      (c) Except as set forth in the documentation provided to Seller pursuant to Section 3.17(b) and in Schedule 3.17, there is not now, nor has there been in the past, any "friable" asbestos (as the term "friable" is defined under 40 C.F.R. Section 61.141) or friable asbestos containing materials located on, incorporated in, or otherwise contained in the Properties or any portion thereof, and there are not now, and have not in the past been, any underground storage tanks located on the Properties or any portion thereof.

      (d) Except as set forth in the documentation provided to Seller pursuant to Section 3.17(b), and in Schedule 3.17, none of the tenants under any Tenant Lease handle or store any Hazardous Material as a principal or primary business.

      3.18 TRUST RECORDS; ACCOUNTING RECORDS. The minute books of Seller accurately reflect in all material respects all actions taken to the date of this Agreement by the holders of Common Shares, the Trust Managers and committees of the Trust Managers, except for those matters set forth in Schedule
3.18 for which minutes of such actions have not yet been prepared or approved. The share certificate books and records of Seller accurately reflect the ownership of the Common Shares. Seller maintains accounting records which fairly reflect, in all material respects, Seller's transactions.

      3.19 NEW YORK STOCK EXCHANGE LISTING. The outstanding Common Shares are listed on the New York Stock Exchange. The sale and delivery of the Shares to Buyer pursuant to this Agreement along with the subsequent sale and delivery of any other Common Shares to Buyer will not violate any listing requirements of the New York Stock Exchange for the listing of Common Shares, including the Shares.

      3.20 DISCLOSURE OF FACTS. There are no facts peculiar to Seller, Subsidiaries or the Seller Partnerships that Seller has not disclosed to Buyer that materially adversely affect, or insofar as Seller can reasonably foresee, will materially adversely affect, the business, financial condition, assets, results of operations or prospects of Seller, Subsidiaries or Seller Partnerships.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to, and agrees with, Seller as follows:

      4.1 ORGANIZATION AND RELATED MATTERS. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. Buyer has all necessary corporate power and corporate authority to carry on its business as now being conducted. Buyer has all necessary corporate power and corporate authority to execute, deliver and perform this Agreement and the transactions contemplated hereby. USAA beneficially owns, and at Closing will beneficially own, directly or indirectly, all of the capital stock of Buyer.

      4.2 AUTHORIZATION. The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by Buyer and by all other necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity under the terms of any applicable Law or material Contracts of Buyer, other than any filing required under the Exchange Act.

      4.3 NO CONFLICTS. The execution, delivery and performance of this Agreement by Buyer will not violate the provisions of, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, (a) Buyer's certificate of incorporation and bylaws, pursuant to which Buyer was organized and by which Buyer is governed, (b) any Law to which Buyer is subject or (c) any Contract to which Buyer is a party that is material to the financial condition, results of operations or conduct of the business of Buyer.

      4.4 NO BROKERS OR FINDERS. No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

      4.5 LEGAL PROCEEDINGS. There is no Order or Action pending against or, to the knowledge of Buyer, affecting Buyer that individually or when aggregated with one or more other Actions has, or if determined adversely would have, a material adverse effect on the business, properties, or financial condition of Buyer or on Buyer's ability to perform this Agreement.

      4.6 INVESTMENT REPRESENTATION. Buyer is acquiring the Shares from Seller for Buyer's own account, for investment purposes only and not with a view to or for sale in connection with the distribution thereof. Buyer agrees to execute any further certificate or other document representing Buyer's investment intent or as to any other matter reasonably requested by Seller to assure compliance with applicable securities laws.

      4.7 LEGENDS; STOP-TRANSFER ORDERS.

      (a) All certificates for the Shares may bear legends in substantially the following form:

              "THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND, ACCORDINGLY, MAY BE OFFERED, SOLD, TRANSFERRED OR PLEDGED ONLY IN A TRANSACTION WHICH IS REGISTERED UNDER SUCH ACT AND SUCH LAWS OR IS EXEMPT FROM SUCH REGISTRATION REQUIREMENT."

      (b) The certificates for Shares may also bear any legend required by any applicable state blue sky law.

      (c) The certificates for the Shares will also bear a legend relating to restrictions on transfer imposed pursuant to the percentage ownership limitation contained in the Charter Documents.

      (d) Seller may impose appropriate stop-transfer instructions relating to the restrictions set forth herein.

      4.8 STATUS FOR REIT OWNERSHIP AND INCOME TESTS. At the Closing, applying the stock ownership rules of Code Section 856(h), Buyer will be treated as a corporation, and the Shares that it owns will be treated as owned proportionately by Buyer's policyholders (its "shareholders" for this purpose).

SECTION 5. COVENANTS WITH RESPECT TO CONDUCT OF SELLER PRIOR TO CLOSING

      From the date of this Agreement up to and including the Closing Date, Seller covenants and agrees to take such actions, or refrain from taking such actions, as are set forth in this Section 5.

      5.1 ACCESS. Seller shall, and shall cause the Subsidiaries and Seller Partnerships to, authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of business, to all of the Properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the businesses of Seller, Subsidiaries and Seller Partnerships as Buyer may from time to time reasonably request, and to make copies of such books, records and other documents and to discuss the business of Seller, Subsidiaries and Seller Partnerships with Buyer and its partners and their respective officers, employees, accountants and counsel, as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the business of Seller, obtaining any necessary Approvals of, or Permits for, the transactions contemplated by this Agreement and conducting an evaluation of the organization and business of Seller. From the date of this Agreement up to and including the Closing Date, Seller will permit, and cause Subsidiaries and Seller Partnerships to permit, Buyer and its partners, and their respective officers, directors, agents, attorneys, accountants, and representatives, to audit such books and records, to meet with tenants of the Properties, and to conduct such investigations, tests, or inspections of the Properties as Seller shall approve in Seller's sole discretion, including intrusive sampling studies to ascertain whether or not there are any Hazardous Materials on, in, or under the Properties.

      5.2 MATERIAL ADVERSE CHANGES; SEC FILINGS; REPORTS; FINANCIAL STATEMENTS.

      (a) Seller shall promptly notify Buyer of any event of which Seller obtains knowledge which has had or might reasonably be expected to have a material adverse effect on Seller's business or which if known as of the date hereof would have been required to be disclosed to Buyer.

      (b) Seller will, and will cause the Subsidiaries and Seller Partnerships to, furnish to Buyer as soon as available copies of all SEC Filings, reports, renewals, filings, certificates, statements and other documents filed with any Governmental Entity.

      5.3 CONDUCT OF BUSINESS. Except as set forth in Schedule 5.3 and as provided in Section 5.4, from the date of this Agreement until December 24, 1996, Seller agrees with and for the benefit of Buyer that Seller shall not, and Seller shall cause Subsidiaries and Seller Partnerships not to, without the prior written consent of Buyer, which consent may not unreasonably be withheld:

      (a) conduct the business of Seller, Subsidiaries and Seller Partnerships in any manner except in the ordinary course consistent with past practices; or

      (b) purchase any real property; or

      (c) declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other tangible or intangible personal property, real property or other thing of value, to its shareholders, or split, combine, dividend, distribute or reclassify any Common Shares or any shares of its Capital Stock, as applicable, except for dividends the record date of which is after the Closing Date; or

      (d) issue, sell, redeem or acquire for value, or agree to do so, any debt obligations, Common Shares or Capital Stock; or

      (e) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by Seller, any Subsidiary or any Seller Partnership of more than $50,000 individually or in the aggregate except for (i) liabilities (other than indebtedness for borrowed money) incurred in the ordinary course of business consistent with past practices (including, but not limited to, tenant improvements and capital improvements to Properties) and (ii) liabilities arising out of, incurred in connection with, or related to the consummation of the transactions contemplated by this Agreement; or

      (f) merge, sell substantially all of its assets or enter into any other contract involving any other form of business combination or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) or adopt any plan of liquidation or dissolution; or

      (g) change the number of Trust Managers or the Board of Directors of any of the Subsidiaries, or admit any additional partners to the Seller Partnerships; or

      (h) amend the Charter Documents or the charter or organizational documents of the Subsidiaries or Seller Partnerships; or

      (i) sell, lease, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber, other than the lease of any Property or space therein in the ordinary course of business consistent with past practices, any of the Properties; or

      (j) cancel, satisfy or prepay any debt, obligation, liability or encumbrance, or waive any claim or right of value of Seller, Subsidiaries or Seller Partnerships; or

      (k) (i) increase in any manner the compensation or fringe benefits (including, but not limited to, severance benefits) payable or to become payable by Seller, Subsidiaries, or Seller Partnerships to any officer, Trust Manager, director, partner, consultant or independent contractor as salary or wages or under any bonus, insurance, welfare, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of any stock option or stock appreciation right or performance or restricted stock award), stock purchase or other employee benefit plan, (ii) increase in any manner the compensation or fringe benefits (including, but not limited to, severance benefits) payable or to become payable by Seller, Subsidiaries or Seller Partnerships to any employee who is not an officer, Trust Manager, director or partner of Seller, Subsidiaries or Seller Partnerships as salary or wages or under any bonus, insurance, welfare, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of any stock option or stock appreciation right or performance or restricted stock award) stock purchase or other employee benefit plan, except for such increase in salary, bonuses or severance benefits to such employees in the ordinary course of business consistent with past practices and provided that all such increases in salary, bonuses or severance benefits do not have a material adverse effect on the business, assets, financial condition or prospects of Seller, Subsidiaries or Seller Partnerships, or (iii) enter into, adopt, amend in any material respect (except as required by law) or terminate any Seller Benefit Plan or any agreement, arrangement, plan or policy between Seller, Subsidiaries or Seller Partnerships, as applicable, and one or more of its Trust Managers, directors, partners, officers, employees or independent contractors; or

      (l) make any tax election other than in connection with maintaining Seller's qualification as a REIT or take any action that would cause Seller not to qualify as a REIT, or fail to take any reasonable action to preserve Seller's qualification as a REIT; or

      (m) make any change in any significant accounting principles or practices used by Seller, Subsidiaries or Seller Partnerships, except as required by the SEC; or

      (n) amend, modify or change the terms of any Material Contract other than in the ordinary course of business consistent with past practice and provided that such amendment, modification or change does not have a material adverse effect on the business, assets, financial condition or prospects of Seller, Subsidiaries or Seller Partnerships; or

      (o) acquire any Person (or interest therein) or any material amount of assets, or make any loans, advances or capital contributions to, or investments in, any Person; or

      (p) incur any indebtedness for borrowed money or assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any Person; or

      (q) take any action that would, or fail to take any action which failure would, result in any of Seller's representations and warranties set forth in this Agreement not being true; or

      (r) agree to or make any commitment to take any action prohibited by this
Section 5.3.

      5.4 PROHIBITION OF SOLICITATION.

      (a) GENERAL PROHIBITION. Seller shall not, and it shall direct and use its best efforts to cause its officers, Trust Managers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) to not, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or Common Shares of Seller (any such proposal or offer being hereinafter referred to as an "ALTERNATIVE PROPOSAL") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal. Except as disclosed to Buyer in writing prior to the date of this Agreement, Seller represents and warrants to Buyer that there are no existing activities, discussions or negotiations with any Person with respect to an Alternative Proposal. Seller hereby agrees to notify Buyer immediately if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with Seller with respect to an Alternative Proposal.

      (b) UNSOLICITED OFFERS. Nothing contained in Section 5.4(a) shall prohibit the Trust Managers from: (i) furnishing information to or entering into discussions or negotiations with any Person that makes an unsolicited bona fide Alternative Proposal if, and only to the extent that, (1) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Seller provides written notice to Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (2) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Seller receives from such Person an executed confidentiality agreement in customary form on terms not less favorable in any material respect to Seller than the terms of the letter agreement, dated July 12, 1996 by and between Buyer and Seller (the "CONFIDENTIALITY AGREEMENT"), (3) Seller keeps Buyer informed of the status of any such discussions or negotiations and (4) Seller shall not disclose the terms of this Agreement and other information with respect to transactions among Seller and Buyer except as permitted under
Section 12.9 hereto; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.4 shall permit Seller to terminate this Agreement or affect any other obligation of Seller under this Agreement.

      (c) BUYER'S CONTINUING RIGHTS. Seller shall be permitted to enter into a binding agreement relating to an Alternative Proposal only if the Trust Managers determine, after considering the advice of its legal counsel, that the failure to consummate such a transaction might reasonably be expected to subject the Trust Managers to liability for breach of their fiduciary duties to Seller's shareholders. The terms of any Alternative Proposal to which Seller is a party in which Seller is the surviving entity shall provide that Buyer shall have the right, at its election, to purchase the Shares upon payment of the Purchase Price prior to consummation of any such transaction. In the event that Seller shall not be the surviving entity of such transaction, upon consummation of such transaction Seller shall cause such third party to assume the obligations of Seller under this Agreement and Buyer shall have the right, at its election, to acquire, upon payment of the Purchase Price, such securities or other property as it would have been entitled to receive upon exchange of the Shares if Buyer had purchased the Shares immediately prior to the consummation of such transaction.

      (d) REIMBURSEMENT OF EXPENSES. If for any reason, regardless of fault, the Shares are not sold by Seller to Buyer, Seller shall reimburse Buyer for all out-of-pocket expenses incurred by Buyer in connection with the transactions contemplated by this Agreement upon the submission by Buyer to Seller of documentation evidencing the incurrence of such expenses.

      5.5 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (a) the occurrence, or failure to occur, of any event that causes any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing Date and (b) any failure of Buyer or Seller, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

      5.6 PERMITS AND APPROVALS.

      (a) Seller and Buyer each agree to cooperate and use their best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to all) Approvals and Permits that may be necessary or which may be reasonably requested by Seller or Buyer to consummate the transactions contemplated by this Agreement.

      (b) To the extent that the Approval of a third party with respect to any Material Contract is required in connection with the transactions contemplated by this Agreement, Seller shall use its best efforts to obtain such Approval prior to the Closing Date.

SECTION 6. ADDITIONAL CONTINUING COVENANTS AND AGREEMENTS

      6.1 USE OF PROCEEDS. The proceeds from the sale of the Shares to Buyer, net of any costs (including any accounting, legal and fairness opinion costs and expenses) associated with the transactions contemplated by this Agreement, shall be applied by Seller to expenses provided for in the Settlement Agreement and general reserves.

      6.2 APPOINTMENT OF TRUST MANAGERS.

      (a) Effective as of the Closing Date, Seller shall increase the number of its Trust Managers from three (3) to five (5), and Seller shall appoint two (2) individuals designated by Buyer to fill the vacancies caused by the increase in the number of Trust Managers under this Section 6.2(a). In addition, at the first annual meeting and all subsequent annual meetings of shareholders after the number of Trust Managers has been increased to five (5) under this Section 6.2(a), Seller shall nominate, and use its best efforts to have such persons elected (which efforts shall include, without limitation, including Buyer's nominees in management's slate for nomination and election and solicitation of proxies on their behalf), two (2) designees of Buyer (which may be different persons than the persons initially appointed as Trust Managers pursuant to the first sentence of this Section 6.2(a) if such initial designees shall have died, resigned, been removed or declined to be nominated) as Trust Managers. During such time as Seller shall have individuals designated by Buyer serving as Trust Managers pursuant to this Section 6.2(a), and except as otherwise provided in
Section 6.2(b) hereof, the number of Trust Managers shall consist of not more than five (5) persons, including the designees of Buyer. Such designees of Buyer shall hold office until resignation, removal, death or expiration of the term for which he or she was appointed and any successive term for which such representative is duly elected as a Trust Manager by the shareholders of Seller. In the event of the death, resignation or removal from office of a designee of Buyer serving as a Trust Manager pursuant to the first sentence of this Section 6.2(a), the Buyer shall be entitled to appoint a replacement designee as Trust Manager prior to the date Trust Managers are to be elected at the first annual meeting after the number of Trust Managers has been increased to five (5) pursuant to this Section 6.2(a).

      (b) ADDITIONAL APPOINTMENTS. In addition to Buyer's rights under Section 6.2(a), at any time during the three (3) year period commencing on the Closing Date, Buyer may, by notice in writing to Seller, require Seller to increase the number of Trust Managers from five (5) to seven (7) and to appoint two (2) individuals designated by Buyer in such written notice to fill such resulting vacancies. In addition, including Buyer's rights under Section 6.2(a), at the first annual meeting and all subsequent annual meetings of shareholders after notice by Buyer pursuant to the first sentence of this Section 6.2(b), Seller shall nominate four (4) designees of Buyer (which may be different persons than those persons initially appointed as Trust Managers pursuant to such first sentence if such initial designees shall have died, resigned, been removed or declined to be nominated) as Trust Managers. During such time as Seller shall have designees of Buyer serving as Trust Managers pursuant to this Section 6.2(b), the Trust Managers shall consist of not more than seven (7) persons, including designees of Buyer. Such designees of Buyer shall hold office until resignation, removal, death or expiration of the term for which he or she was appointed and any successive term for which such representative is duly elected as a Trust Manager by the shareholders of Seller. In the event of the death, resignation or removal from office of a designee of Buyer serving as a Trust Manager pursuant to the first sentence of this Section 6.2(b), the Buyer shall be entitled to appoint a replacement designee as Trust Manager.

      (c) QUALIFICATIONS. Each of the representatives designated by Buyer in accordance with this Section 6.2 shall be a Person selected by Buyer in its sole discretion; provided, however, that any such person may not have been involved in any of the events described in Item 401(d)(1)- (4) of Regulation S-K promulgated under the Exchange Act.

      (d) COMMITTEES. At any time that Buyer shall have exercised its rights under this Section 6.2 to appoint a designee as Trust Manager, Seller shall appoint at least one of Buyer's designees on each committee of the Trust Managers, and each such committee shall contain no more than three (3) members until expiration of the latest term of office of any designee of Buyer pursuant to Section 6.2(a) or 6.2(b).

      6.3 ENVIRONMENTAL MATTERS. Seller will advise Buyer promptly (a) upon obtaining knowledge that a Release has occurred at or upon the Properties and/or
(b) upon receipt of a Notification pertaining to the Properties.

      6.4 STATUS FOR REIT OWNERSHIP AND INCOME TESTS. Following the Closing, and at all subsequent times during which Buyer owns any of the Shares, applying the stock ownership rules of Code Section 856(h), Buyer will be treated as a corporation, and the Shares that it owns will be treated as owned proportionately by Buyer's policyholders (its "shareholders" for this purpose).

      6.5 PROHIBITED TRANSACTIONS. Seller shall not effect any business transactions, or agree to effect any business transactions, with Affiliates, Trust Managers or employees of Seller except in the ordinary course of business and unless the consideration paid by Seller in any such business transaction is fair value at market rates.

      6.6 SELLER/BUYER REGISTRATION RIGHTS AGREEMENT. Contemporaneously with the Closing, Buyer and Seller shall enter into a Registration Rights Agreement substantially in the form of Exhibit B.

      6.7 REIT QUALIFICATION. Seller shall take all actions necessary to maintain Seller's qualification as a REIT and, without the written consent of Buyer, shall take no action that would cause Seller not to qualify as a REIT or fail to take any action that would preserve Seller's qualification as a REIT.

      6.8 SERVICES BY BUYER. To the extent permitted by law and the Charter Documents, Buyer shall have the right to provide management and leasing services to Seller at fair market rates.

SECTION 7. GENERAL CONDITIONS OF PURCHASE

      The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by all parties:

      7.1 NO ORDERS. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity which prohibits or restricts the transactions contemplated by this Agreement. No Governmental Entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any Law of any jurisdiction or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

      7.2 APPROVALS. To the extent required by applicable Law, all Permits and Approvals required to be obtained in connection with the Closing from any Governmental Entity or any consent from a third party material to Seller or its business shall have been received or obtained on or prior to the Closing Date.

      7.3 ABSENCE OF LITIGATION. No Action before any Governmental Entity pertaining to the transactions contemplated by this Agreement shall have been instituted on or before the Closing Date whether or not Buyer or its Affiliates is a party.

      7.4 NEW YORK STOCK EXCHANGE. The Shares shall have been approved for listing, upon official notice of issuance, on the New York Stock Exchange. Seller shall have received a letter or other assurance from the New York Stock Exchange confirming that approval by Seller's shareholders of the issuance of the Shares is not required under the rules of the New York Stock Exchange. Seller will use its best efforts to maintain the listing of its Common Shares on the New York Stock Exchange.

SECTION 8. CONDITIONS TO OBLIGATIONS OF BUYER

      The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

      8.1 SETTLEMENT AGREEMENT. The final settlement of the Pure World Litigation by the court overseeing such settlement shall have occurred on or before the Closing Date.

      8.2 ACCURACY OF SELLER'S REPRESENTATIONS AND WARRANTIES. All representations and warranties of Seller set forth in this Agreement shall be true and correct at the Closing Date as if made on and as of the Closing Date.

      8.3 PERFORMANCE BY SELLER. Seller shall have in all material respects performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller on or before the Closing Date, including the covenants set forth in Section 5.

      8.4 NO MATERIAL ADVERSE CHANGE. During the period from the date of the Audited Financial Statements to the Closing Date, (i) there shall not have been any material adverse change in the business, assets, prospects, financial condition or the results of operations of Seller, and Seller shall not have sustained any material Loss or damage to its assets (including those of Subsidiaries and Seller Partnerships), except for Losses covered by insurance, that adversely affects its ability to conduct a material part of its business and (ii) there shall not have occurred any material adverse change in the financial markets in the United States, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to, in the judgment of Buyer, significantly impair the marketability or value of the Shares, (iii) the trading in any securities of the Company shall not have been suspended or limited by the Commission or the New York Stock Exchange, trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market shall not have been suspended or limited, minimum or maximum prices for trading shall not have been fixed, and maximum ranges for prices shall not have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other Governmental Entity, and (iv) a banking moratorium shall not have been declared by Federal, Texas or New York authorities.

      8.5 CERTIFICATION BY SELLER. Buyer shall have received a certificate, dated as of the Closing Date, signed by the President of Seller, certifying, in such detail as Buyer and its counsel reasonably may request, that the conditions specified in Section 8.1, Section 8.2, Section 8.3, and Section 8.4 have been fulfilled.

      8.6 OPINION OF SELLER'S COUNSEL. Buyer shall have received from counsel for Seller an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer as to the matters set forth in Schedule 8.6.

      8.7 NO OTHER BUSINESS COMBINATION TRANSACTION. Seller shall not have entered into an agreement relating to an Alternative Proposal and its Trust Managers shall not have recommended an Alternative Proposal.

SECTION 9. CONDITIONS TO OBLIGATIONS OF SELLER

      The obligations of Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by Seller:

      9.1 SETTLEMENT AGREEMENT. The final settlement of the Pure World Litigation by the court overseeing such settlement shall have occurred on or before the Closing Date.

      9.2 ACCURACY OF BUYER'S REPRESENTATIONS AND WARRANTIES. All representations and warranties of Buyer set forth in this Agreement shall be true and correct at the Closing Date as if made on and as of the Closing Date.

      9.3 BUYER'S PERFORMANCE. Buyer shall have in all material respects performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer on or before the Closing Date.

      9.4 CERTIFICATION BY BUYER. Seller shall have received a certificate, dated as of the Closing Date, signed by the President or a Vice President of Buyer, certifying, in such detail as Seller and its counsel reasonably may request, that the conditions specified in Section 9.2 and Section 9.3 have been fulfilled.

      9.5 OPINION OF BUYER'S COUNSEL. Seller shall have received from counsel to Buyer an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller as to the matters set forth in Schedule 9.5.

SECTION 10.  TERMINATION OF OBLIGATIONS; SURVIVAL

      10.1 TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing Date, as follows and in no other manner:

      (a) MUTUAL CONSENT. By mutual consent in writing of Buyer and Seller.

      (b) CONDITIONS TO BUYER'S PERFORMANCE NOT MET. By Buyer with written notice to Seller if the Closing Date has not occurred on or before December 31, 1996. Notwithstanding the foregoing, Buyer may not exercise any right to terminate this Agreement pursuant to this paragraph if Buyer has breached in any material respect its covenants or agreements set forth in this Agreement in any manner that shall have proximately contributed to the failure of the Closing Date to occur on or before December 31, 1996.

      (c) CONDITIONS TO SELLER'S PERFORMANCE NOT MET. By Seller with written notice to Buyer if the Closing Date has not occurred on or before December 31, 1996. Notwithstanding the foregoing, Seller may not exercise any right to terminate this Agreement pursuant to this paragraph if Seller has breached in any material respect its covenants or agreements set forth in this Agreement in any manner that shall have proximately contributed to the failure of the Closing Date to occur on or before December 31, 1996.

      (d) MISREPRESENTATION OR MATERIAL BREACH. By Buyer or Seller with written notice to the other party if there has been a misrepresentation or material breach on the part of Seller or Buyer, respectively, in their respective representations, warranties and covenants set forth herein, which, with respect to a breach of a covenant, if curable, has not been cured within ten business days after receipt of notice from Buyer or Seller of the terminating party's intention to terminate.

      (e) ENVIRONMENTAL NONCOMPLIANCE. By Buyer in the event of the discovery of any Release or other matter prior to the Closing Date which, if known to Seller as of the date of this Agreement, would have constituted a breach of the representations and warranties contained in Section 3.17.

      10.2 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided that the obligations of the parties contained in this Section 10.2, Section 11, and Section 12, (other than Sections 12.3 and 12.8) shall survive any such termination. A termination under
Section 10.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

      10.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in or made pursuant to this Agreement shall expire on the third anniversary of the Closing except that (a) the representations and warranties contained in Section 3.2 shall continue forever (subject to all defenses of Seller available under applicable Law, including the expiration of the applicable statute of limitations period), (b) the representations and warranties contained in Section 3.14 shall continue through the applicable statute of limitations, (c) representations and warranties which are intentionally misrepresented shall continue through the later of the first anniversary of the Closing Date and one year following the date of actual discovery of such intentional misrepresentation, and (d) if a claim or notice is given under Section 11 with respect to the breach of any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue indefinitely until such claim is finally resolved. All covenants and agreements of the parties hereto shall be continuing and shall survive the Closing Date pursuant to the terms thereof.

SECTION 11. INDEMNIFICATION

      11.1 OBLIGATIONS OF SELLER. Seller agrees to indemnify, defend and hold harmless Buyer and its officers, employees, agents, directors and Affiliates (collectively, the "BUYER INDEMNIFIED PARTIES") from and against any and all Losses of the Buyer Indemnified Parties (as incurred) as a result of, or based upon, relating to or arising out of, directly or indirectly, the transactions contemplated hereby or by the Registration Rights Agreement, including, without limitation, as a consequence of (a) any inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements made by Seller in, or pursuant to, this Agreement, or (b) any pending or threatened Action brought by Seller's shareholders or creditors or any other Person other than the Buyer Indemnified Parties or their creditors relating to, or arising out of or in connection with, directly or indirectly, the transactions contemplated under this Agreement; provided, however, that Seller shall not be obligated to indemnify, defend or hold harmless any of the Buyer Indemnified Parties for any claims based solely on actions taken by any of the Buyer Indemnified Parties other than the performance of the covenants and agreements to be undertaken by Buyer pursuant to the terms and conditions of this Agreement and any other action authorized in writing by Seller. As a condition to the rights of any of the Buyer Indemnified Parties under this Section 11, Seller may require that any such Person provide a written undertaking that such Person will repay to Seller any amount expended by Seller to indemnify, defend or hold harmless such Person in the event and to the extent a court determines that Seller's indemnification or defense of such Person is prohibited by applicable Law.

      11.2 OBLIGATIONS OF BUYER. Buyer agrees to indemnify, defend and hold harmless Seller and its Trust Managers, officers, employees, agents, directors and Affiliates (collectively, the "SELLER INDEMNIFIED PARTIES") from and against any Losses of the Seller Indemnified Parties as a result of, or based upon or arising out of, directly or indirectly, (a) any material inaccuracy in, or material breach or material nonperformance of, any of the representations, warranties, covenants or agreements made by Buyer in, or pursuant to, this Agreement, or (b) any pending or threatened Action brought by Buyer's policyholders or creditors relating to, or arising out of or in connection with, directly or indirectly, the transactions contemplated under this Agreement; provided, however, that Buyer shall not be obligated to indemnify, defend or hold harmless any of the Seller Indemnified Parties for any claims based solely on actions taken by any of the Seller Indemnified Parties other than the performance of the covenants and agreements to be undertaken by Seller pursuant to the terms and conditions of this Agreement and any other action authorized in writing by Buyer. As a condition to the rights of any of the Seller Indemnified Parties under this Section 11, Buyer may require that any such Person provide a written undertaking that such Person will repay to Buyer any amount expended by Buyer to indemnify, defend or hold harmless such Person in the event and to the extent a court determines that Buyer's indemnification or defense of such Person is prohibited by applicable Law.

      11.3 PROCEDURE.

      (a) NOTICE. Any party seeking indemnification with respect to any Loss shall give notice to the party required to provide indemnity hereunder (the "INDEMNIFYING PARTY") on or before the date specified in Section 11.4.

      (b) DEFENSE OF CLAIM. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall have the right, unless otherwise precluded by applicable law, to conduct and control the defense, compromise or settlement of any Action or threatened Action brought against the Indemnified Party in respect of matters embraced by the indemnity set forth in this Section 11. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in connection with any such Action or threatened Action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the sole expense of the Indemnified Party unless
(i) the Indemnifying Party shall have elected not, or, after reasonable written notice of any such Action or threatened Action, shall have failed, to assume or participate in the defense thereof, (ii) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (iii) the parties to any such Action or threatened Action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party shall have been advised in writing by counsel for the Indemnified Party that there may be one or more defenses available to the Indemnified Party that are not available to the Indemnifying Party or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnifying Party and the Indemnified Party (in any which case, the Indemnifying Party shall not have the right to assume the defense of such Action on behalf of the Indemnified Party), in either of which events referred to in clauses (i), (ii) and (iii) the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any such Action or threatened Action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Action or threatened Action. Unless the Indemnifying Party shall have elected not, or shall have after reasonable written notice of any such Action or threatened Action failed, to assume or participate in the defense thereof, the Indemnified Party may not settle or compromise any Action or threatened Action without the written consent of the Indemnifying Party. If, after reasonable written notice of any such Action or threatened Action, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the latter suffered by it in good faith, is conclusive in its favor against the Indemnifying Party; provided, however, that no such conclusive presumption shall be made if the Indemnifying Party has not received reasonable written notice of the Action against the Indemnified Party.

      11.4 SURVIVAL. The indemnity set forth in this Section 11 shall survive the Closing or termination of this Agreement and shall remain in effect for a period of (a) with respect to a breach of a representation or warranty, for the period through which such representation or warranty shall continue pursuant to
Section 10.3 (including such period of time through which such representation or warranty shall be extended until resolution of a claim with respect thereto) and
(b) with respect to a breach of a covenant or agreement or an Action referred to in clause (b) of Sections 11.1 or 11.2, forever.

      11.5 NOTICE BY SELLER. Seller and Buyer agree to notify in writing the other party of any liabilities, claims or misrepresentations, breaches or other matters covered by this Section 11 upon discovery or receipt of notice thereof (other than from such other party), whether before or after Closing.

SECTION 12. GENERAL

      12.1 AMENDMENTS; WAIVERS. This Agreement and any Schedule or Exhibit attached hereto or referenced herein may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

      12.2 SCHEDULES; EXHIBITS; INTEGRATION. Each Exhibit and Schedule delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of the Agreement. This Agreement, together with such Exhibits and Schedules, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

      12.3 BEST EFFORTS; FURTHER ASSURANCES. Each party will use its best efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters, including the seeking of any necessary shareholder approvals.

      12.4 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

      12.5 NO ASSIGNMENT. Except as otherwise specifically provided herein, neither this Agreement nor any rights or obligations under it are assignable by any party, except that Buyer may assign its rights hereunder (including but not limited to its rights under Section 11) to any member of the USAA Group. Buyer shall remain liable to Seller for the payment of the Purchase Price and other obligations of Buyer hereunder notwithstanding a permitted assignment.

      12.6 HEADINGS. The descriptive headings of the Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

      12.7 COUNTERPARTS. This Agreement and any other agreement or document delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement or other document and shall become effective when one or more counterparts of this Agreement have been signed by each party and delivered to the other party.

      12.8 PUBLICITY AND REPORTS. Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the other party, except to the extent that independent legal counsel to Seller or Buyer, as the case may be, shall advise Seller or Buyer in writing that a particular action is required by applicable Law (in which event the party taking such action shall cooperate with the other party in connection with any disclosure or publicity resulting from such action).

      12.9 CONFIDENTIALITY. All information disclosed by any party (or its representatives) to the other party whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except (a) to the extent that such information
(i) was known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from other public sources or (iii) is necessary or appropriate to be disclosed to a Governmental Entity having jurisdiction over the parties, (b) may otherwise be required by Law to be disclosed or (c) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated in accordance with its terms, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 12.9, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

      12.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to or to confer any right of subrogation or action over or against any party to this Agreement.

      12.11 NOTICES. Any notice or other communication hereunder must be given in writing and (a) either delivered in person, (b) transmitted by telex, telefax or telecopy mechanism, (c) mailed by first class mail, return receipt requested, or (d) delivered by overnight mail or courier service, as follows:

      If to Buyer, addressed to:

              USAA Real Estate Company
              8000 Robert F. McDermott Freeway
              IH-10 West, Suite 600
              San Antonio, Texas 78230-3884
              Attention:   David M. Holmes
                         Randal R. Seewald, Esq.
              Telephone: (210) 498-0626
              Telecopy:  (210) 498-6214

      If to Seller, addressed to:

              American Industrial Properties REIT
              6220 North Beltline Road, Suite 205
              Irving, Texas 75063-2656
              Attention:   Mr. Charles W. Wolcott
                          President and Chief Executive Officer
              Telephone: (972) 550-6053
              Telecopy:   (972) 550-6037

or to such other address or to such other person as any party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in this Section 12.11 and an appropriate answer back is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

      12.12 EXPENSES. Seller and Buyer shall pay their own respective expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective financial advisers, accountants and counsel.

      12.13 REMEDIES; WAIVER. All rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. Buyer and Seller shall be entitled to seek any equitable remedy to the extent such remedy is available under applicable Law.

      12.14 REPRESENTATION BY COUNSEL; INTERPRETATION. Seller and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller, and no rule of strict construction shall be applied against any party to this Agreement.

      12.15 SEVERABILITY. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect to the extent permitted by Law, and the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                        "BUYER"

                                        USAA REAL ESTATE COMPANY




                                        By:_____________________________________
                                           T. Patrick Duncan
                                           Senior Vice President - Operations


                                        "SELLER"

                                        AMERICAN INDUSTRIAL PROPERTIES REIT




                                        By:_____________________________________
                                           Charles W. Wolcott
                                           President and Chief Executive Officer